                      Shopko Stores, Inc. and Subsidiaries
                Exhibit 12 - Statements Re Computation of Ratios
                     (In Thousands, Except Per Share Data)



                                             First Quarters as of              Fiscal Years Ended
                                            ----------------------------------------------------------------
                                             June 15,     June 17,   February 24,  February 25, February 26,
                                               1996         1995         1996         1995         1994
                                            (16 Weeks)   (16 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)
                                            ----------------------------------------------------------------
    Ratio of Earnings to Fixed Charges
    ----------------------------------
    Computation of Earnings

 1  Pretax Income                           $   9,485    $   8,841    $  63,140    $  62,418    $  52,889
 2  Add previously capitalized interest
      amortized during the period                 168          165          540          503          418
 3  Less interest capitalized during
      the period                                  128           81          249        1,309        2,140
                                            ---------    ---------    ---------    ---------    ---------
 4  Total earnings (sum of lines 1 to 3)        9,525        8,925       63,431       61,612       51,167

    Computation of Fixed Charges

 5  Interest (1)                                9,650       11,106       34,531       30,351       23,557
 6  Interest factor in rental expense             781          835        2,689        2,403        1,908
                                            ---------    ---------    ---------    ---------    ---------
 7  Total fixed charges (sum of lines
      5 and 6)                                 10,431       11,941       37,220       32,754       25,465

 8  TOTAL EARNINGS AND
      FIXED CHARGES (line 4
      plus line 7)                          $  19,956    $  20,866    $ 100,651    $  94,366    $  76,632
                                            =========    =========    =========    =========    =========

 9  Ratio (line 8 divided by line 7)              1.9          1.7          2.7          2.9          3.0

    (1) Includes capitalized interest